Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

July 20, 2016

Cousins Properties Incorporated

191 Peachtree Street, Suite 500

Atlanta, Georgia 30303

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Cousins Properties Incorporated, a Georgia corporation (“Cousins”), including the joint proxy statement/prospectus forming a part thereof, relating to (i) the proposed merger of Parkway Properties, Inc., a Maryland corporation, with and into Clinic Sub Inc., a Maryland corporation and a direct wholly owned subsidiary of Cousins (“Merger Sub”) with Merger Sub as the surviving corporation, and (ii) the subsequent spin-off of the Houston-based assets of both companies into a new publicly traded real estate investment trust, Parkway, Inc.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz

Wachtell, Lipton, Rosen & Katz